EXHIBIT 99
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NEWS RELEASE
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FOR IMMEDIATE RELEASE           Contact:  John W. Conlon
---------------------                     Chief Financial Officer
April 12, 1999                            (740) 373-3155



        PEOPLES BANCORP ANNOUNCES INCREASED NET INCOME
__________________________________________________________________

              Earnings per share up 12.5% to $0.45

MARIETTA, Ohio - Fueled by improved net interest income and growth in non-interest income, net of increases in non-interest expense, Peoples Bancorp Inc. (Nasdaq: PEBO) today announced record net income for the
quarter ended March 31, 1999.	Diluted earnings per share reached $0.45
in the first quarter of 1999, up $0.05 (or 12.5%) compared to the same period last year. Cash basis earnings per share, which facilitates comparison of the Company's financial results with competitors that make acquisitions using pooling of interest accounting, were $0.53 for the first quarter of 1999, up 17.8% from $0.45 in 1998's first quarter. Net income totaled $2,630,000 in the first quarter of 1999, an increase of $254,000 or 10.7% compared to 1998's first quarter net income of $2,376,000.

Net interest income grew $699,000 (or 8.7%) to $8,743,000 in the first quarter of 1999 compared to the same period a year earlier. As a result of continued strong asset quality, the Company's ratio of allowance for loan losses to total loans improved to 1.72% at March 31, 1999, compared to 1.67% at year-end 1998 while the provision for loan losses was reduced by $159,000 compared to the first quarter of 1998.

All major categories of non-interest income showed strong growth in the first quarter. Non-interest revenues increased 14.0% to $1,844,000 in the first quarter of 1999 compared to 1998's first quarter. Non-interest expense totaled $6,236,000 in the first quarter of 1999, up 15.2% from the same period a year earlier. Non-interest income and non-interest expense increased due primarily to an acquisition of multiple banking centers in mid-1998. This acquisition resulted in additional revenues from deposit account service fees as well as increased costs for salaries and benefits, and increased intangible amortization expense related to purchase accounting

Robert E. Evans, President and CEO, commented, "Peoples Bancorp's first quarter performance reflects our commitment to increasing shareholder value through enhanced earnings. First quarter results indicate that our diversified, integrated products and services are growing to meet the needs of our expanding customer base."

Peoples Bancorp Inc. is a bank holding company headquartered in Marietta, Ohio, with over $870 million in assets. Peoples Bancorp operates 35 financial service locations in the states of Ohio, West Virginia, and Kentucky. Peoples Bancorp's banking subsidiaries include The Peoples Banking and Trust Company with offices in Ohio and West Virginia; The First National Bank of Southeastern Ohio with three Ohio offices; and Peoples Bank FSB, with four Kentucky offices. Through its subsidiaries, Peoples Bancorp offers complete banking services and makes available other financial services, such as trust services, and investment and insurance products. Learn more about Peoples Bancorp at www.peoplesbancorp.com.


                                               Three Months Ended March 31,

SELECTED FINANCIAL DATA                            1999            1998

Net income                                     $2,630,000       $2,376,000
Basic earnings per share                           $ 0.46           $ 0.41
Diluted earnings per share                         $ 0.45           $ 0.40
Cash basis diluted earnings per share              $ 0.53           $ 0.45
Basic weighted average shares outstanding       5,741,466        5,746,684
Diluted weighted average shares outstanding     5,876,299        5,935,553
Return on average equity                           12.11%           11.94%
Cash basis return on average equity                18.99%           15.84%
Return on average assets                            1.21%            1.22%
Cash basis return on average assets                 1.45%            1.39%
Net interest margin (fully tax equivalent)          4.54%            4.60%



            PEOPLES BANCORP INC. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)                                   March 31,      December 31,
                                                   1999             1998
ASSETS
Cash and cash equivalents                       $  38,789       $    40,121
Available-for-sale investment securities,
  at estimated fair value                         223,118           235,569
Loans, net of unearned interest                   574,560           567,917
Allowance for loan losses                          (9,855)           (9,509)
     Net loans                                    564,705           558,408
Bank premises and equipment                        14,783            14,826
Other assets                                       30,515            31,360
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          TOTAL ASSETS                          $ 871,910        $  880,284
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LIABILITIES
Non-interest bearing deposits                   $  75,894        $   80,884
Interest bearing deposits                         631,100           633,284
     Total deposits                               706,994           714,168
Federal funds purchased, securities
  sold under repurchase agreements,
  and other short term borrowings                  31,296            32,514
Long-term borrowings                               40,507            40,664
Accrued expenses and other liabilities              6,353             6,924
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          TOTAL LIABILITIES                       785,150           794,270


STOCKHOLDERS' EQUITY
Common stock, no par value (5,795,604
  shares issued and 5,733,980
  outstanding at March 31, 1999)                   50,814            50,807
Accumulated comprehensive income,
  net of deferred income taxes                      2,732             3,588
Retained earnings                                  35,262            33,441
Treasury stock, at cost (61,624
  shares at March 31, 1999)                        (2,048)           (1,822)
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          TOTAL STOCKHOLDERS' EQUITY               86,760            86,014
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          TOTAL LIABILITIES AND STOCKHOLDERS'
            EQUITY                              $ 871,910        $  880,284
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             PEOPLES BANCORP INC. CONDENSED STATEMENTS OF INCOME

(in thousands)                                Three Months Ended March 31,

                                                  1999               1998

Interest income                               $  15,985           $  15,364
Interest expense                                  7,242               7,320
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     Net interest income                          8,743               8,044
Provision for loan losses                           537                 696
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Net interest income after provision
  for loan losses                                 8,206               7,348
Other income                                      1,844               1,618
Gain (loss) on securities transactions              ---                   4
Other expense                                     6,236               5,414
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Income before income taxes                        3,814               3,556
Income taxes                                      1,184               1,180
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          Net income                          $   2,630           $   2,376
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